UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 22, 2019 (April 21, 2019)

JACOBS ENGINEERING GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Bryan Street, Suite 1200, Dallas, Texas 75201
 (Address of principal executive offices) (Zip Code)

(214) 583-8500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On April 21, 2019, Jacobs Engineering Group Inc., a Delaware corporation (“Jacobs”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The KeyW Holding Corporation, a Maryland corporation (“KeyW”), and Atom Acquisition Sub, Inc., a Maryland corporation and a wholly owned indirect subsidiary of Jacobs (“Merger Sub”).

Transaction Structure

Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will commence an all-cash tender offer (the “Offer”) within fifteen (15) business days after the date of the Merger Agreement to acquire all of KeyW’s issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), at a price per Share of $11.25 (the “Offer Price”), payable net to the seller in cash, without interest, and subject to any required withholding taxes. The Offer will initially expire at one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) business days following the commencement of the Offer. Under certain circumstances, Merger Sub may be required to extend the Offer on one or more occasions in accordance with the terms set forth in the Merger Agreement and the applicable rules, regulations, interpretations and positions of the United States Securities and Exchange Commission (the “SEC”) or its staff or the NASDAQ Global Select Market. Merger Sub will not be required to extend the Offer beyond August 31, 2019 (the “Outside Date”), and may not extend the Offer beyond such date without KeyW’s consent.

Pursuant to and subject to the terms and conditions of the Merger Agreement, as soon as reasonably practicable (and in no event later than two (2) business days) following the time at which the Shares validly tendered (and not properly withdrawn) pursuant to the Offer are first accepted for payment by Merger Sub (the “Acceptance Time”), Merger Sub will merge with and into KeyW, with the separate existence of Merger Sub ceasing and KeyW continuing as the surviving corporation and as a wholly owned indirect subsidiary of Jacobs (the “Merger”). The Merger will be effected pursuant to the procedures provided for under Section 3-106.1 of the Maryland General Corporation Law. No stockholder vote is required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares owned by Jacobs, Merger Sub or any other direct or indirect wholly-owned subsidiary of Jacobs, and Shares held by KeyW as treasury stock immediately prior to the Effective Time, which will automatically be canceled and will cease to exist) will automatically be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any required withholding taxes.

At the Effective Time, (i) each outstanding Company RSU, Company Restricted Stock Award, Company PSU (each, whether vested or unvested and as defined in the Merger Agreement) will be terminated and cancelled as of immediately prior to the Effective Time, and in exchange, the holder thereof will be entitled to receive, for each Share subject to the cancelled Company RSU, Company Restricted Stock Award, Company PSU, a cash payment equal the Offer Price (with performance for Company PSUs to be deemed at target for this purpose), (ii) each outstanding Company Long-Term Incentive Share (as defined in the Merger Agreement) will be terminated and cancelled as of immediately prior to the Effective Time, and in exchange, the holder thereof will be entitled to the receive, for each Share subject to the cancelled Company Long-Term Incentive Share, a cash payment equal to the Offer Price (regardless of whether the per Share price targets applicable to the outstanding Company Long-Term Incentive Share are in excess of the Offer Price) and (iii) each outstanding Company Option (as defined in the Merger Agreement), whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time, and in exchange the holder thereof will be entitled to receive, for each Share subject to the cancelled Company Option, a cash payment equal to the Offer Price less the exercise price per Share applicable to such Company Option.

Conditions

The obligation of Merger Sub to purchase Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to customary conditions, including, among other things: (i) there having been validly tendered in the Offer (and not properly withdrawn) that number of Shares which, together with the number of Shares then owned by Jacobs or its Subsidiaries (if any), represents at least a majority of the Shares then outstanding, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or any order, injunction, judgment or other similar legal restraint by any governmental authority of competent jurisdiction that would make the Offer or the Merger illegal or otherwise prevent the consummation of the Offer or the Merger, (iv) no material adverse effect on KeyW shall have occurred and be continuing as of the expiration date of the Offer, (v) the accuracy of KeyW’s representations and warranties contained in the Merger Agreement, subject to specified materiality qualifications set forth in the Merger Agreement, (vii) KeyW’s performance of, and compliance with, its covenants, obligations and agreements under the Merger Agreement in all material respects prior to the Acceptance Time, and (viii) the board of directors of KeyW (the “KeyW Board”) not having changed its recommendation to the stockholders of KeyW with respect to the Offer. The consummation of the Offer and Merger is not subject to a financing condition.

Other terms of the Merger Agreement

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type, including the obligation of KeyW to (i) carry on its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and (ii) comply with certain other negative operating covenants, as set forth more fully in the Merger Agreement.

The Merger Agreement also contains a customary “no solicitation” provision that, subject to certain exceptions, restricts KeyW’s ability to (i) solicit, initiate or knowingly encourage or facilitate, any inquiries or expressions of interest that would reasonably be expected to lead to a takeover proposal or (ii) participate in discussions or negotiations with, provide any nonpublic information concerning KeyW, or approve, recommend or enter into any agreement, in each case, in connection with a takeover proposal. The provision is subject to a “fiduciary out” that permits KeyW, under certain circumstances and in compliance with certain obligations, to terminate the Merger Agreement and accept a superior proposal upon payment to Jacobs of the termination fee discussed below.

The Merger Agreement also contains certain customary termination rights for both Jacobs and KeyW, including, among others, (i) the ability of either KeyW or Jacobs to terminate the Merger Agreement if the Merger has not been consummated by the Outside Date, (ii) the ability of KeyW to terminate the Merger Agreement, under certain circumstances and in compliance with certain obligations, to enter into an agreement for an alternative transaction that constitutes a superior proposal and (iii) the ability of Jacobs to terminate the Merger Agreement due to a change in the KeyW Board’s recommendation to the stockholders of KeyW with respect to the Offer. Upon the termination of the Merger Agreement, under specified circumstances, including clauses (ii) and (iii) above, KeyW will be required to pay Jacobs a termination fee of $21,000,000.

A copy of the Merger Agreement is filed as Exhibit 2.1 hereto. The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is incorporated herein by reference.

The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any financial or other factual information about Jacobs, Merger Sub, KeyW or their respective subsidiaries or affiliates or stockholders or to modify or supplement any factual disclosures about Jacobs or KeyW in their respective public reports filed with the SEC. The representations, warranties and covenants contained in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; (iii) may be subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors; and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to Jacobs’ or KeyW’s SEC filings. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of KeyW, Jacobs, Merger Sub or any of their respective subsidiaries, affiliates, businesses or stockholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by KeyW or Jacobs. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about Jacobs or KeyW, and investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about KeyW or Jacobs and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC.

Item 8.01 Other Events

On April 22, 2019, Jacobs and KeyW issued a joint press release announcing their entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger among The KeyW Holding Corporation, Jacobs Engineering Group Inc. and Atom Acquisition Sub, Inc., dated April 21, 2019.
99.1	Joint Press Release of The KeyW Holding Corporation and Jacobs Engineering Group Inc., dated April 22, 2019.

Additional Information and Where to Find It

The tender offer for the outstanding shares of KeyW common stock referenced in this communication has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of KeyW, nor is it a substitute for the tender offer materials that Jacobs and its acquisition subsidiary will file with the SEC upon commencement of the tender offer.  At the time the tender offer is commenced, Jacobs will file tender offer materials on Schedule TO, and KeyW will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information.  Holders of shares of KeyW common stock are urged to read these documents when they become available because they will contain important information that holders of KeyW common stock should consider before making any decision regarding tendering their shares of KeyW common stock.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of KeyW at no expense to them.  In addition, KeyW and Jacobs file annual, quarterly and special reports and other information with the SEC.

Investors and security holders may obtain free copies of the tender offer materials and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC by KeyW or Jacobs through the website maintained by the SEC at http://www.sec.gov, KeyW’s website at http://www.keywcorp.com, or Jacobs’ website at www.jacobs.com.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained in this communication constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this communication that are based on historical fact are forward-looking statements, including statements about whether and when the transaction between Jacobs and KeyW will be consummated and the anticipated financial and other benefits thereof. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. The potential risks and uncertainties include, among others, the possibility that Jacobs and KeyW may be unable to obtain regulatory approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; general economic conditions; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts our current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement. For a description of some additional factors that may occur that could cause actual results to differ from forward-looking statements see Jacobs’ Annual Report on Form 10-K for the year ended September 28, 2018, in particular the “Risk Factors” discussions thereunder as well as our other filings with the SEC. Jacobs is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.
(Registrant)

/s/ Kevin C. Berryman
DATE: April 22, 2019	Kevin C. Berryman
Chief Financial Officer